Exhibit 99.1

Viveve Reports Fourth Quarter and Full Year 2017 Financial Results

Company achieves record performance with 114% year-over-year revenue growth and projects $22 - $24 million in revenue for 2018

ENGLEWOOD, CO -- March 15, 2018 -- Viveve Medical Inc. (NASDAQ: VIVE), a medical technology company focused on women's intimate health, today reported financial results for the three months and year ended December 31, 2017.

“Our successful fourth-quarter results completed a remarkable year for Viveve, underscoring the scope of our commercial opportunity and the outstanding execution delivered by our team in every area of our operations throughout the year. During 2017 we rigorously pursued and achieved several key milestones supporting our global commercialization goals,” said Ms. Patricia Scheller, chief executive officer and director of Viveve. “We believe these achievements further solidify our position as a leader in technologies to support women’s intimate health and will allow us to capitalize on the increasing demand, rapid adoption, and expanded utilization of our products in 2018.”

2017 Business Highlights

●	Achieved total revenue of $15.3 million from the sale of 227 systems and over 10,800 disposable treatment tips worldwide, representing a 114% year-over-year revenue increase.

●	Launched a U.S. commercial sales team in February and expanded the Viveve sales organization to a total of 23 at the end of the fourth quarter, including building a direct sales team in Canada.

●	Received international regulatory clearances in 10 countries for new or expanded indications, the majority for treatment of vaginal laxity and/or improvement of sexual function.

●	Strengthened balance sheet with approximately $65 million in gross proceeds from debt and equity financings to support continued global expansion and commercial operations.

●

Announced publication of VIVEVE I study results and sub-analysis of validated Female Sexual Function Index domains in two peer-reviewed journals, Journal of Sexual Medicine and Journal of Women’s Health.

●	Supported numerous investigator sponsored studies that generated additional differentiating clinical data for expanded applications.

●	Opened new corporate headquarters in Englewood, Colorado, supporting expansion of team to nearly 100 full-time employees.

●	Completed exclusive distribution agreement for sale of InControl Products by Viveve to U.S. healthcare providers for the treatment of various incontinence conditions.

●	Expanded and continued the protection of the Viveve global IP portfolio.

●	Selected for inclusion in the 2017 Russell 2000 Index and Deloitte’s Technology Fast 500 list.

“With the sale of 227 systems in 2017, Viveve now has a commercial installed base of 444 systems worldwide. We anticipate continued momentum in system sales and consumable utilization in 2018 as we advance our global commercial strategy,” said Scott Durbin, Viveve’s chief financial officer. "Based on the physician response to the U.S. launch of our cryogen-cooled monopolar radiofrequency (CMRF) technology platform and continued international momentum, we believe we are well positioned to build on our 2017 success and project revenue between $22 million and $24 million for 2018.”

Q4 2017 Financial Results

Revenue for the fourth quarter of 2017 totaled $5,101,000 from the sale of 80 Viveve Systems and approximately 2,600 treatment tips, compared to revenue of $2,452,000 for the same period in 2016, representing a 108% increase over the fourth quarter of 2016.

Gross profit for the fourth quarter of 2017 was $2,772,000, or 54% of revenue, compared to gross profit of $956,000, or 39% of revenue in the fourth quarter of 2016.

Total operating expense for the fourth quarter of 2017 was $12,201,000 compared to operating expense of $6,485,000 in the same period in 2016. The increase was primarily the result of increased efforts to support commercialization of Viveve’s products in the U.S.

Spending on research and development during the fourth quarter of 2017 was $3,051,000 compared to $2,052,000 in the fourth quarter of 2016. The increase was due to costs associated with additional engineering and development work with the company’s contract manufacturer related to product line expansion efforts.

Selling, general and administrative expenses for the fourth quarter of 2017 were $9,150,000 compared to $4,433,000 in the fourth quarter 2016. The increase was mainly attributable to increased sales and marketing efforts to support Viveve’s commercialization efforts, marketing expenses to build brand and market awareness, and expenses associated with being a public company.

Net loss for the fourth quarter of 2017 was $10,224,000, or a net loss of $0.53 per share based on 19,435,347 weighted average shares outstanding during the period.

Cash and cash equivalents were approximately $20.7 million as of December 31, 2017.

Full Year 2017 Financial Results

Revenue for 2017 totaled $15,288,000 from the sale of 227 Viveve Systems and approximately 10,800 treatment tips, compared to revenue of $7,141,000 for the full year of 2016, an increase of 114% year-over-year.

Gross profit for 2017 was $7,444,000, or 49% of revenue, compared to gross profit of $2,529,000, or 35% of revenue for the full year of 2016.

Total operating expense for 2017 was approximately $41,174,000 compared to $21,233,000 for the full year of 2016.

Spending on research and development for 2017 was $12,343,000 compared to $8,365,000 in 2016 and increased due to costs associated with engineering and development work with the company’s contract manufacturer related to product line improvement and expansion efforts.

Selling, general and administrative (SG&A) expenses during 2017 were $28,831,000 versus $12,868,000 in 2016. The increase in SG&A was primarily the result of increased costs associated with Viveve’s U.S. launch, mid-year expansion of the commercial sales organization, marketing efforts to build brand and market awareness, expenses associated with being a public company and financing efforts.

Net loss for 2017 was $36,959,000, or a net loss of $2.11 per share, compared with a net loss of $20,111,000, or a net loss of $2.18 per share for 2016 based on 17,496,942 weighted average shares outstanding during the period.

Conference Call Information

The company will host a live conference call at 5:00 p.m. ET today. Registration to participate in the conference call can be accessed at http://dpregister.com/10117329. The dial-in telephone number will be provided upon registration either in advance of or at the time of the conference call. To view/listen only to the live webcast please use the following link: http://services.choruscall.com/links/vive171109.html. The conference call will be archived on the company’s website at http://ir.viveve.com.

About Viveve

Viveve Medical, Inc. is a women's intimate health company passionately committed to advancing new solutions to improve women's overall well-being and quality of life. The internationally patented Viveve® System, that delivers the GENEVEVE™ treatment, incorporates clinically-proven cryogen-cooled, monopolar radiofrequency (CMRF) technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate robust neocollagenesis in a single, in-office session.

International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function indications from over 55 countries. Consistent with these approvals, Viveve is seeking an Investigational Device Exemption from the U.S. Food and Drug Administration (FDA) to conduct a pivotal study on use of the device for improvement in sexual function. Currently, in the United States, the Viveve System is cleared by the FDA for general surgical procedures for electrocoagulation and hemostasis.

InControl Products by Viveve are FDA cleared medical devices that treat stress, urge, and mixed incontinence conditions and products to improve pelvic floor strength. Viveve exclusively distributes InControl Medical's products to healthcare providers in the United States.

For more information visit Viveve's website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

Viveve is a registered trademark of Viveve, Inc.
Geneveve is a trademark of Viveve, Inc.

Investor Relations contact:
Sarah McCabe
Stern Investor Relations, Inc.
(212) 362-1200
sarah@sternir.com

Amato and Partners, LLC
Investor Relations Counsel
admin@amatoandpartners.com

Media contact:
Kelly Wakelee
Berry & Company Public Relations
(212) 253-8881
kwakelee@berrypr.com

VIVEVE MEDICAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$20,730	$8,086
Accounts receivable, net	6,213	2,091
Inventory	2,390	2,687
Prepaid expenses and other current assets	2,741	1,066
Total current assets	32,074	13,930
Property and equipment, net	1,303	483
Investment in limited liability company	2,500	-
Other assets	202	136
Total assets	$36,079	$14,549
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$4,799	$3,086
Accrued liabilities	4,605	2,186
Note payable, current portion	-	1,867
Total current liabilities	9,404	7,139
Note payable, noncurrent portion	28,948	7,762
Other noncurrent liabilities	327	53
Total liabilities	38,679	14,954
Stockholders’ deficit:
Common stock and additional paid-in capital	102,981	68,217
Accumulated deficit	(105,581)	(68,622)
Total stockholders' deficit	(2,600)	(405)
Total liabilities and stockholders’ deficit	$36,079	$14,549

VIVEVE MEDICAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Revenue	$5,101	$2,452	$15,288	$7,141
Cost of revenue	2,329	1,496	7,844	4,612
Gross profit	2,772	956	7,444	2,529

Operating expenses:
Research and development	3,051	2,052	12,343	8,365
Selling, general and administrative	9,150	4,433	28,831	12,868
Total operating expenses	12,201	6,485	41,174	21,233
Loss from operations	(9,429)	(5,529)	(33,730)	(18,704)
Interest expense, net	(784)	(276)	(3,169)	(1,370)
Other expense, net	(11)	(15)	(60)	(37)
Net loss	$(10,224)	$(5,820)	$(36,959)	$(20,111)

Net loss per share:
Basic and diluted	$(0.53)	$(0.55)	$(2.11)	$(2.18)

Weighted average shares used in computing net loss per common share
Basic and diluted	19,435,347	10,653,943	17,496,942	9,222,348